UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) : August 4, 2006

E-Z-EM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11479	11-1999504

(Commission File Number)	(IRS Employer Identification No.)

1111 Marcus Avenue, Lake Success, New York	11042

(Address of Principal Executive Offices)	(Zip Code)

(516) 333-8230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 4, 2006, the compensation committee of the board of directors of E-Z-EM, Inc. (the “Company”), approved performance criteria under the Company’s Annual Incentive Plan (the “Plan”) for the fiscal year ending June 2, 2007 (“fiscal 2007”) for the Company’s President and Chief Executive Officer (the “CEO”), the Company’s other executive officers and certain other employees.

The Plan provides for the payment of annual cash bonuses to the Company’s executive officers and certain other employees, based on the achievement of Company financial goals and individual performance objectives. The Company’s financial goals for fiscal 2007 consist of an operating profit goal, before deduction for bonuses, and a net sales goal, both compared to the Company’s budget for fiscal 2007. Individual performance objectives are established annually for each participant in the Plan by his or her immediate supervisor, except for the CEO, whose objectives are set by either the compensation committee or the full board of directors.

Target bonuses are set annually as a percentage of base salary. For the Company’s officers, the target bonuses for fiscal 2007 are as follows:

Target
CEO	55% of base salary
Senior Vice Presidents	35% of base salary
Vice Presidents	30% of base salary

Seventy-five percent of each officer’s bonus is based on the Company’s financial goals. Sixty percent of this portion of the bonus is tied to the operating profit goal, and 40% is tied to the net sales goal. The amount of the bonus earned may be more or less than the target bonus, based upon a matrix that compares actual results achieved with the financial goals, with a minimum threshold of 90% of budget.

The remaining 25% of each bonus is based upon the officer’s satisfaction of his or her individual performance objectives. These objectives are generally tailored to relate to matters within each officer’s specific department or area of responsibility. For fiscal 2007, the CEO’s objectives include improvement of the Company’s gross margins, reduction of general and administrative expenses, increased inventory turnover, commercialization of new products, and completion of a development plan for senior vice presidents. The objectives for the Company’s other officers consist of one or more of the objectives set for the CEO. These objectives were assigned percentage values in accordance with their importance to the Company’s achievement of its overall objectives.

No bonuses are payable at all unless the Company achieves at least 80% of its operating profit goal for the fiscal year as well as quarterly and annual net earnings targets that are established annually.

All bonuses are paid after the end of the fiscal year. For fiscal 2007, the total amount payable under the Plan may not exceed 25% of the Company’s operating profit, before deduction for bonuses. To the extent that total payments under the Plan would exceed such amount, all bonuses will be reduced pro rata.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2006	E-Z-EM, INC. (Registrant) By: /s/ Peter J.Graham —————————————— Peter J. Graham Senior Vice President – Chief Legal Officer, Global Human Resources and Secretary